EXHIBIT D

                                     AMENDED

                        INVESTMENT ADVISORY AGREEMENT THIS AGREEMENT, entered into this 31st day of January, 2003 between
Mason Street Funds, Inc., a Maryland corporation ("MSF"), and Mason Street Advisors, LLC, a Wisconsin limited liability company ("MSA") (MSA being hereinafter referred to as the "Manager").
      WHEREAS, MSF is a series company as contemplated by the Investment Company Act of 1940 and currently has eleven series, each of which is represented by a separate class of capital stock, and nine of which are subject to this agreement: Aggressive Growth Stock Fund, International Equity Fund, Growth Stock Fund, Large Cap Core Stock Fund, Index 500 Stock Fund, Asset Allocation Fund, High Yield Bond Fund, Municipal Bond Fund, and Select Bond Fund (the "Funds"); and

      WHEREAS, MSF and Manager wish to enter into an agreement setting forth the terms on which the Manager will perform certain services for MSF and the Funds.

      NOW, THEREFORE, it is mutually agreed as follows:

      1. MSF hereby employs the Manager to manage the investment and reinvestment of the assets of each Fund, to determine the composition of the assets of each Fund, including the purchase, retention or sale of the securities and cash contained in the Fund, subject to the supervision of the Board of Directors of MSF, for the period and on the terms in this Agreement set forth. The Manager will perform its duties in accordance with the investment objectives and policies of each Fund as stated in MSF's Articles of Incorporation, By-laws and Registration Statement and amendments thereto filed with the Securities and Exchange Commission and in resolutions adopted by MSF's Board of Directors. The Manager hereby accepts such employment and agrees during such period, at its own expense, to render the services and to

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assume the obligations herein set forth, for the compensation herein provided.
The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent MSF in any way or otherwise be deemed an agent of MSF.

      2. The Manager assumes and shall pay for expenses not hereinafter assumed by the Funds that are incurred by the Manager in connection with the management of the investment and reinvestment of the assets of the Funds. Expenses to be paid by the Funds include, but are not limited to, the following expenses relating to the establishment, operation and affairs of the Funds: (i) expenses of maintaining the Fund and continuing its existence, (ii) registration of the Fund under the Investment Company Act, (iii) auditing and outside professional expenses, (iv) taxes and interest, (v) governmental fees, (vi) expenses related to issue, sale, repurchase and redemption of Fund shares, (vii) expenses of registering and qualifying the Fund and its shares under federal and state securities laws and of preparing and printing prospectuses for such purposes and for distributing the same to shareholders and investors, (viii) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor (ix) expenses of reports to governmental officers and commissions, (x) insurance expenses, (xi) association membership dues, (xii) fees, expenses and disbursements of custodians for all services to the Fund,
(xiii) expenses for servicing shareholder accounts, including transfer agent fees, (xiv) fees paid to pricing services for the pricing of Fund securities,
(xv) fees paid to the Funds' administrator under an administrative services agreement, (xvi) fees paid for accounting services, (xvii) fees paid to Standard and Poor's Corporation for the use of trademarks by MSF and the Funds, (xviii) fees paid to the directors of MSF for their services to MSF and the Funds, (xix) broker's commissions and issue and transfer taxes, chargeable to the Fund in connection with securities transactions to which the Fund is a party, (xx) organizational expenses of MSF and the Funds, (xxi) any direct charges to shareholders approved by the Directors of MSF who are not "interested persons" of MSF, and (xxii) such nonrecurring items as may arise, including

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expenses incurred in connection with litigation, proceedings and claims and the obligation of MSF to indemnify its Directors and officers with respect thereto.

      In connection with purchases or sales of portfolio securities for the account of each Fund, neither the Manager nor any of its directors, officers or employees will act as a principal or receive any commission as agent.

      The services of the Manager to each Fund hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

      3. For the services to be rendered and the charges and expenses assumed and to be paid by the Manager as provided in paragraph 2 hereof, each Fund shall pay to the Manager compensation at the annual rate of the percentage of the current value of the net assets of the Fund as set forth below:

                  Fund                           Fee
                  ----                           ---

             Aggressive Growth                 0.75%
             Stock
             International                     0.85%
             Equity
             Growth Stock                      0.75%
             Large Cap Core Stock              0.65%
             Index 500 Stock                   0.30%
             Asset Allocation                  0.70%
             High Yield Bond                   0.75%
             Municipal Bond                    0.30%
             Select Bond                       0.30%

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      Such compensation shall be payable at such intervals, not more frequently than monthly and not less frequently than quarterly, as the Board of Directors of MSF may from time to time determine and specify in writing to the Manager. Such compensation shall be calculated on the basis of the aggregate of the averages of all the valuations of the net assets of the Fund made as of the close of business on each valuation day during the period for which such compensation is paid.
      Such compensation shall be charged to the Fund on each valuation day. The amount of the compensation will be deducted on each valuation day from the value of the Fund prior to determining the Fund's net asset value for the day and shall be transmitted or credited to the Manager.

      4. MSF shall cause the books and accounts of each Fund to be audited at least once each year by a reputable independent public accountant or organization of public accountants who shall render a report to MSF.

      5. Subject to the Articles of Incorporation of MSF and of the Manager respectively, it is understood that directors, officers, employees, agents and stockholders of MSF are or may be interested in the Manager (or any successor thereof) as directors, officers, employees, agents, or stockholders, or otherwise, that directors, officers, agents and stockholders of the Manager are or may be interested in MSF as directors officers, employees, agents or stockholders or otherwise, that the Manager (or any successor) is or may be interested in MSF as a stockholder or otherwise.

      6. This Agreement shall continue in effect so long as its continuance is specifically approved at least annually by the vote of a majority of those directors of MSF who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and by either a majority of the Board of Directors of MSF or

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a majority of the outstanding voting securities of each Fund (as defined in the
Investment Company Act of 1940). Shareholder approval shall be effective with respect to any Fund vote for the approval, notwithstanding that a majority of the outstanding voting securities of MSF or of the other Funds have not voted for approval. As to the Large Cap Core Stock Fund only, this agreement shall terminate 150 days after the date hereof unless it has earlier been approved by a majority of the Large Cap Core Stock Fund's outstanding voting securities.

      This Agreement may at any time be terminated without the payment of any penalty either by vote of the Board of Directors of MSF or by vote of the majority of the voting securities of any Fund, on sixty days' written notice to the Manager. This Agreement may also be terminated by the Manager on ninety days' written notice to MSF. This Agreement shall immediately terminate in the event of its assignment (as defined in the Investment Company Act of 1940). Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

      7. Notwithstanding any other provision of this Agreement MSF hereby authorizes the Manager to employ investment sub-advisers for the purpose of providing investment management services for the International Equity Fund and the Large Cap Core Stock Fund pursuant to this Agreement, provided, however, that (1) the compensation to be paid to such investment sub-advisers shall be the sole responsibility of the Manager, (2) the duties and responsibilities of the investment sub-advisers shall be as set forth in sub-advisory agreements including MSA and the investment sub-adviser as parties, (3) such sub-advisory agreements shall be adopted and approved in conformity with the applicable laws and regulations, and (4) such sub-advisory agreements may be terminated at any time by MSA, the Board of Directors of MSF, or by a majority vote of the relevant Fund's outstanding voting securities on not more than 60 days' written notice to the sub-adviser.

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      8. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of MSF shall have been approved, with respect to any Fund, by vote of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940) as provided in paragraph 6, if such vote is required by the Investment Company Act of 1940.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Attest:                                  MASON STREET FUNDS, INC.

MERRILL C. LUNDBERG                      By    EDWARD J. ZORE
-------------------                            --------------
Merrill C. Lundberg, Secretary                 Edward J. Zore, President


Attest:                                  MASON STRRET ADVISORS, LLC

MERRILL C. LUNDBERG                      By    MARK G. DOLL
-------------------                            ------------
Merrill C. Lundberg, Assistant Secretary       Mark G. Doll, President

Document #193315

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